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                                                                    EXHIBIT 99.5

                             M-TRON INDUSTRIES, INC.
                    1,006,790 SHARES OF CLASS A COMMON STOCK
                      ISSUABLE UPON THE EXERCISE OF RIGHTS
                       SUBSCRIPTION PRICE $5.00 PER SHARE
To Our Clients:

         Enclosed for your consideration is a Prospectus, dated ___________, 2000, relating to a rights offering by M-tron Industries, Inc. ("M-tron") under which the Company is distributing to shareholders of record of its indirect parent, Lynch Corporation ("Lynch"), on ___________, 2000 (the "record date") rights entitling the holders to subscribe for and purchase up to an aggregate of 1,006,790 shares of the M-tron's Class A common stock, $0.01 par value ("Common Shares"), at a price of $5.00 per share. Lynch shareholders will receive one right for each share of Lynch common stock owned on the record date and will be entitled to purchase one Common Share for every 1.5 rights held, under the terms and conditions set forth in the Prospectus. If you exercise all of your rights in full, you will be entitled to the additional privilege of subscribing for and purchasing, subject to certain limitations and subject to allocation, any Common Shares not acquired by other holders of rights through the exercise of their rights (the "over-subscription rights"). The rights offering will expire at 5:00 p.m. Eastern Standard Time on __________, 2000, unless extended by M-tron. The rights are transferable.

    The Prospectus is being forwarded to you as the beneficial owner of rights held by us in your account but not registered in your name. You should contact us to determine the number of rights we are holding on your behalf. Those rights can be exercised only by us as the registered holder and pursuant to your instructions and the terms and conditions of the rights offering. Accordingly, you should complete the Beneficial Owner Instructions to indicate whether you wish us to subscribe for any Common Shares to which you are entitled pursuant to the rights offering. We cannot transfer any of the rights that we hold for your account on your behalf unless a market for the rights develops. If you wish to transfer any of your rights you must request a subscription certificate with respect to your rights. Holders of rights who wish to transfer any of their rights are urged to request a subscription certificate sufficiently in advance of the expiration date to allow a sufficient amount of time for a subscription certificate to be issued, transferred and returned, so that it may be used by the transferee prior to the expiration date.

    You should complete the Beneficial Owner Instructions below and forward it to us as promptly as possible to permit us to exercise rights on your behalf. If we do not receive complete Beneficial Owner Instructions, we will not exercise your rights and your rights will expire on _________, 2000, unless extended by M-tron. You must also make arrangement for the payment of the subscription price for the Common Shares you wish to purchase through the exercise of your rights. Your attention is called to the following:

         1.        The subscription price of the rights is $5.00 per share.

         2. The expiration date of the rights is _____________, 2000, unless extended by M-tron. The rights may not be exercised after the expiration date.

         3. You may not rescind a purchase of Common Shares after exercising your rights.

         4.        The rights are transferable.

         If you do not specify the number of rights being exercised, or if your payment is not sufficient to pay the total subscription price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of rights that could be exercised for the amount of your payment.

         If your payment exceeds the total subscription price for all of your rights, your payment will be applied, until depleted, to subscribe for shares in the following order:

         (1) to subscribe for the number of shares, if any, that you indicated you wished to purchase through your basic subscription privilege;

         (2) to subscribe for shares until your basic rights have been fully exercised; and

         (3) to over-subscribe for shares until your over-subscription rights have been fully exercised.

         Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

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                          BENEFICIAL OWNER INSTRUCTIONS

    The undersigned acknowledges receipt of the Prospectus, dated
_____________, 2000 relating to the Common Shares issuable upon exercise of rights.

    TO SUBSCRIBE FOR SHARES: Upon the terms and conditions set forth in the Prospectus, I hereby irrevocably instruct you to exercise rights held by you for my account to purchase Common Shares as calculated below. I understand that my subscription is subject to acceptance by the Company.

I.   A. Number of Common Shares subscribed for pursuant to basic subscription
        privilege. (NOTE: You may subscribe for any number of Common Shares                             --------------------
        equal to or less than the number of your rights.  You may not subscribe under under this Item I(A) for a number of Common Shares greater than the number of such rights.)

     B. Subscription price                                                      $5.00 per share

     C. Payment for Common Shares pursuant to                                   I(A) X I(B)
        basic subscription privilege.                                                                   --------------------

II.  A. Number of Common Shares subscribed for pursuant to over-subscription
        privilege. (NOTE: You may subscribe under this Item II(A) for any number                        --------------------
        of Common Shares, provided you  have subscribed under Item I(A) for the maximum number of Common Shares you are entitled to subscribe for thereunder).

     B. Subscription price                                                      $5.00 per share

     C. Payment for Common Shares pursuant to                                   II(A) X II(B)
        over-subscription rights                                                                        --------------------

Payment in the following amount is enclosed: $__________________

Please deduct payment from the following account maintained by you:

         Type of Account: ________________  Account Number: ________________

         Date: _______________, 2000

         -------------------------------    -------------------------------
         (Signature)                        (Signature)

         --------------------------------   -------------------------------
         (Please Print Name)                (Please Print Name)

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